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                                                                   EXHIBIT 23.03

CONSENT OF SG BARR DEVLIN

         We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Northern States Power Company and New Century Energies, Inc. included in this Registration Statement of Northern States Power Company and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                         /s/ SG BARR DEVLIN
                                         SG BARR DEVLIN
                                         A division of SG Cowen
                                           Securities Corporation


New York, New York
May 19, 1999